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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       International American Homes, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   459004 20 6
                          ----------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


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  CUSIP NO. 459004 20 6                                                                        PAGE    2    OF    6    PAGES
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                                                          13G

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      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                     Peter A. Davis
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      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                   (a) [ ]
                                                                                                                    (b) [ ]
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      3         SEC USE ONLY

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      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
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                            5      SOLE VOTING POWER

    NUMBER OF                       154,777
     SHARES            ------------------------------------------------------------------------------------------------------
  BENEFICIALLY              6      SHARED VOTING POWER
    OWNED BY
      EACH                           -0-
    REPORTING
     PERSON            ------------------------------------------------------------------------------------------------------
      WITH                  7      SOLE DISPOSITIVE POWER

                                     154,777

                       ------------------------------------------------------------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                     -0-

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      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     154,777
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     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                        [X]

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     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.56%
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     12         TYPE OF REPORTING PERSON

                                     IN
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                                       13G
Item 1.

         (a)      Name of Issuer:

                  International American Homes, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  9950 Princess Palm Avenue
                  Tampa, FL 33619

Item 2.

         (a)      Name of Person Filing:

                  Peter A. Davis

         (b)      Address of Principal Business Office or if None, Residence:

                  3487 S.E. Doubleton Dr.
                  Stuart, FL 34997

         (c)      Citizenship:

                  U.S.A.

         (d)      Title of Class of Securities:

                  Common Stock, par value $0.01

         (e)      Cusip Number:

                  459004 20 6

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                                       13G

Item 3.        Statements filed pursuant to Rule 13d-1(b), or 13d-2(b):

               N/A

Item 4.        Ownership

      (a)      Amount Beneficially Owned (describe):

                        Of the 154,777 shares reported hereunder; 3,333 shares
               represent currently exercisable options and 151,444 shares are owned directly by Mr. Davis. The amount beneficially owned excludes 135,450 shares which are held by Mr. Davis' wife; Ina
               J. Davis. The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of these shares for the purpose of Section 13 of the Securities Exchange Act of 1934 or for any other purpose.

      (b) Percent of Class: 5.56%, including the option shares, based on the 2,784,395 outstanding shares reported on the most recently filed Form 10Q for quarter ending September 30, 1997, which figure does not include the option shares.

      (c)      Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 154,777 (includes 3,333 shares subject to currently exercisable options)

               (ii)     Shared power to vote or to direct the vote: -0-

               (iii)    Sole power to dispose or to direct the disposition of:
                        154,777 (includes 3,333 shares subject to currently exercisable options)

               (iv)     Shared power to dispose or to direct the disposition of:
                        -0-

Item 5.        Ownership of Five Percent or Less of a Class

               N/A

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                                       13G

Item 6. Ownership of More than Five Percent on Behalf of Another Person

          N/A

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on by the
          Parent Holding Company

          N/A

Item 8.   Identification and Classification of Members of the Group

          N/A

Item 9.   Notice of Dissolution of Group

          N/A

Item. 10. Certification

          N/A

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                                       13G

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 2, 1998


                                              /s/  Peter A. Davis
                                              ---------------------------------
                                              Signature

                                              Peter A. Davis
                                              ---------------------------------
                                              Name/Title


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